Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Fourth Quarter and Fiscal Year

Revenues of $62.2 Million and $236.1 Million, Respectively

Fourth Quarter 2006 GAAP Losses per Share of $0.30

Fourth Quarter 2006 Non-GAAP Earnings per Share of $0.18

Fiscal Year 2006 GAAP Losses per Share of $0.77

Fiscal Year 2006 Non-GAAP Earnings per Share of $0.29

CHELMSFORD, Mass. – July 27, 2006 – Mercury Computer Systems, Inc. (NASDAQ: MRCY), reported results for its fourth quarter and fiscal year ended June 30, 2006.

Fourth quarter revenues were $62.2 million, a decrease of 13% from the prior year’s fourth quarter. Cash flows from operating activities were a net outflow of $3.7 million for the fourth quarter, and a net inflow of $22.1 million for the full fiscal year. Cash, cash equivalents, and marketable securities balance at June 30 was $162.2 million.

Fourth quarter GAAP operating income was $0.1 million. Fourth quarter GAAP net losses were $6.3 million. GAAP diluted losses per share were $0.30 for the fourth quarter. GAAP net losses include $10.0 million in charges, consisting of $2.9 million in stock-based compensation costs, $1.8 million in amortization of acquired intangible assets, and a $5.3 million valuation allowance against certain deferred tax assets. Excluding the impact of these charges, fourth quarter non-GAAP operating income was $4.8 million. Fourth quarter non-GAAP net income was $3.9 million. Non-GAAP diluted earnings per share were $0.18 for the fourth quarter.

For the 2006 fiscal year, revenues were $236.1 million, a 6% decrease from the 2005 fiscal year. GAAP operating losses were $19.4 million. Full-year GAAP net losses were $16.2 million. GAAP diluted losses per share were $0.77 for fiscal year 2006. GAAP net losses include $31.3 million in charges, consisting of $10.2 million in stock-based compensation costs, $8.0 million in

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amortization of acquired intangible assets, a $5.3 million inventory writedown, $2.0 million in restructuring costs, a $0.5 million in-process research and development charge, and a $5.3 million valuation allowance against certain deferred tax assets. Excluding the impact of these charges, full-year non-GAAP operating income was $6.5 million. Full-year non-GAAP net income was $6.2 million. Non-GAAP diluted earnings per share were $0.29 for fiscal year 2006.

“FY06 results are certainly disappointing to our shareholders, and to all Mercury associates,” said Jay Bertelli, President and Chief Executive Officer of Mercury Computer Systems, Inc. “Defense spending shifting to more tactical requirements driven by the conflicts in Iraq and Afghanistan; delays in achieving revenue synergies from acquisitions; acquisition integration issues; and slow adoption rate of 3D visualization in the life sciences businesses have combined to produce a disappointing year.”

Mr. Bertelli continued: “Looking to FY07, we have reduced operating expenses in some business units as a function of projected performance, and increased investments in others. Our intent is to grow revenues at a reasonable cost, which requires a certain critical mass, and be prepared to make adjustments to maintain an annual profit.”

Backlog

The Company’s total backlog at the end of the fourth quarter was $105.6 million, a $4.5 million increase from the same quarter last year. The total backlog increased by $3.5 million from the third quarter of the current fiscal year. Of the current total backlog, $96.2 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was 1.05 for the quarter and 0.99 for the full year.

Defense

Revenues for the quarter from the Defense business were $37.9 million, representing 61% of the Company’s total revenues. For the fiscal year, Defense business revenues were $131.3 million, representing 55% of the Company’s total revenues, compared to $148.2 million, or 59% of revenues for fiscal year 2005. The decline is the result of shifting priorities within the DOD and several large programs being deferred.

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Commercial Imaging and Visualization

Revenues for the quarter from Commercial Imaging and Visualization were $11.7 million, representing 19% of the Company’s total revenues. For the fiscal year, Commercial Imaging and Visualization revenues were $51.8 million, representing 22% of the Company’s total revenues, compared to $49.2 million, or 20% of revenues for fiscal year 2005. The revenues increase was due primarily to the Company’s new 3D visualization product offerings.

Advanced Solutions

Revenues for the quarter from Advanced Solutions were $10.1 million, representing 16% of the Company’s total revenues. For the fiscal year, Advanced Solutions revenues were $41.7 million, representing 18% of the Company’s total revenues, compared to $48.4 million, or 19% of revenues for fiscal year 2005. The year-over-year decline was primarily in the semiconductor business.

Modular Products and Services

Revenues for the quarter from Modular Products and Services were $2.5 million, representing 4% of the Company’s total revenues. For the full fiscal year, Modular Products and Services revenues were $11.3 million, representing 5% of the Company’s total revenues.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given – either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For fiscal 2007, the Company is projecting revenues to be in the range of $235 million to $245 million.

At the midpoint of the revenues range, the Company currently expects 2007 fiscal year GAAP losses per share to be approximately $0.37. Excluding the impact of stock-based compensation

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costs, amortization of acquired intangible assets, and restructuring charges, fiscal year 2007 non-GAAP earnings per share are currently expected to be approximately $0.29.

For the first quarter of fiscal year 2007, revenues are currently expected to be in the range of $50 million to $53 million. The Company currently expects first quarter fiscal 2007 GAAP losses per share to be in the range of a loss of $0.35 to a loss of $0.29. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, and restructuring charges, first quarter fiscal year 2007 non-GAAP losses per share are currently expected to be in the range of a loss of $0.17 to a loss of $0.11.

Recent Highlights

In the last few months, Mercury made significant progress toward its goals of returning to higher levels of profitability and renewing growth. New products have been released, orders for solutions leveraging breakthrough technologies have been announced, and our expansion into adjacent markets continued.

Just this month Mercury announced an order for a satellite ground system that will leverage hundreds of FPGAs (field-programmable gate arrays) working as a single system. As FPGAs grow in popularity for certain specialized computing tasks, this customer reference will position Mercury as the supplier of choice for applications that can be most effectively delivered using these exciting specialized processors. Notably, this specialized communications application was a perfect fit to leverage investments Mercury has made in the AdvancedTCA® standards-based Ensemble™ product line that was developed for wireless communications customers. This design win in an emerging communications market highlights Mercury’s competence in solving complex signal processing computing challenges. The revenue potential is estimated at $30 million to $50 million over the next three or four years.

Mercury’s leadership in FPGA technologies is also visible in our defense markets. In May, Mercury announced the new Echotek™ Series ECV4-4 FPGA-based family of mixed-signal products, and the first COTS digital receiver offering with seven Virtex-4 FPGAs. The ECV4-4 family enables the doubling of coherent channels in beamforming, a signal processing technique used to control the directionality of the reception or transmission of a signal on a transducer array, in applications such as signals intelligence (SIGINT) and Air Traffic Control radar.

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Mercury’s strategy to leverage capabilities obtained from the 2004 acquisition of Momentum Computer, Inc. in defense markets is bearing fruit. We have taken orders for the Momentum™ Series VPA-200 board, which combines host, signal processing, and I/O carrier functionality in a single slot. The VPA-200 provides a flexible, multi-function feature set for price-sensitive, entry-level military embedded applications, and paves the way for higher-end implementations that require high-speed backplane interconnects made available by the new VXS standard. The Company also recently announced availability of the Momentum Series CP3-102, a conduction-cooled, CompactPCI-based single-board computer (SBC) that provides twice the processor density of available 3U SBCs on the market. The CP3-102 addresses space-constrained applications, such as small UAVs and airborne pods, as well as avionics and vehicle electronics for smaller vehicles.

Mercury also announced the availability of LNXexec, a Linux® programming and network environment for Mercury embedded computing solutions. Mercury has already adapted its products and services to embrace Linux and other OpenSource initiatives, and LNXexec enables its customers to migrate to the open systems environments, such as Open Architecture Computing Environment (OACE) and X-Midas, that are demanded by today’s users.

Mercury also achieved milestones associated with the strategy to assemble and distribute end-to-end medical diagnostic workflow software products. Mercury demonstrated integrated 3D visualization and analysis within a PACS workflow at the Society for Computer Applications in Radiology (SCAR) 2006 Annual Meeting held April 27-30 in Austin, Texas. Mercury has fully integrated its web-based Visage™ PACS software with the Visage CS Thin Client/Server 3D visualization system, enabling a seamless radiology workflow throughout the hospital enterprise. Furthermore, new customers were announced and significant follow-on contracts were signed.

VistaNav™ is a new Mercury product resulting directly from synthetic vision technology and domain expertise synergies associated with the 2004 acquisition of the TGS Group. Mercury announced

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the release of VistaNav version 1.6 with the patent-pending “Radar Vectors” feature. VistaNav is the multi-function flight display system with synthetic vision technology that allows pilots to manage all phases of flight, from preparation to parking. The “Radar Vectors” feature provides 3D guidance during non-standard routings such as radar vector navigation or course deviations around traffic and weather. As we continue to enhance the capabilities of this product, we will market it to new adjacent markets in defense and commercial aviation.

In another effort toward renewing growth, the Company announced in June plans to call a special meeting of shareholders, for approval of a proposed stock option exchange program. The program is intended to provide the Company with an opportunity to restore, for eligible employees, an incentive to contribute to the future growth and success of the business, while reducing the significant equity award “overhang” represented by outstanding options that have high exercise prices and are no longer effective as performance and retention incentives.

Conference Call Information

Mercury will host a conference call today, Thursday, July 27, 2006 at 5:00 p.m. ET to discuss the 2006 fourth quarter and fiscal year results and review the financial and business outlook for fiscal year 2007.

To listen to the conference call, dial (800) 289-0730 in the USA and Canada, and for international, dial (913) 981-5509. The conference code number is 4850049. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. ET on Thursday, July 27 through midnight ET on Friday, August 4. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 4850049. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

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Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain non-cash and other specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2006 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology, and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, and inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses, and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Additional Information and Where to Find It

Mercury has not commenced the stock option exchange program referred to in this press release. If the exchange program is approved by shareholders, Mercury will provide eligible employees with written materials explaining the full terms and conditions of the program, and will also file these materials with the Securities and Exchange Commission. WHEN THESE MATERIALS BECOME AVAILABLE, EMPLOYEES ELIGIBLE FOR THE EXCHANGE PROGRAM SHOULD READ THEM CAREFULLY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED OPTION EXCHANGE PROGRAM.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing solutions. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to

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information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

# # #

Contact:

Robert Hult, CFO

978-967-1990 / rhult@mc.com

Open Inventor is a trademark of Silicon Graphics, Inc. in the U.S. and other countries worldwide, used under license from Silicon Graphics, Inc. Ensemble, Momentum, Visage, and VistaNav are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2006	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$22,983	$43,143
Marketable securities	113,058	131,702
Accounts receivable, net	34,517	41,305
Inventory	19,870	16,691
Deferred tax assets, net	5,583	2,664
Prepaid expenses and other current assets	4,226	7,737

Total current assets	200,237	243,242
Marketable securities	26,162	53,382
Property and equipment, net	32,091	29,484
Goodwill	91,850	37,080
Acquired intangible assets, net	22,876	5,402
Deferred tax assets, net	493	4,481
Other non-current assets	4,783	5,327

Total assets	$378,492	$378,398

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,196	$8,627
Accrued expenses	8,235	8,091
Accrued compensation	9,146	13,965
Notes payable	10,067	894
Income taxes payable	3,249	3,128
Deferred revenues and customer advances	12,844	9,434

Total current liabilities	57,737	44,139
Notes payable	125,628	134,997
Accrued compensation	1,563	1,281
Other long-term liabilities	1,575	155

Total liabilities	186,503	180,572
Shareholders’ equity:
Common stock	210	210
Additional paid-in capital	77,999	58,674
Retained earnings	113,808	139,785
Accumulated other comprehensive loss	(28)	(843)

Total shareholders’ equity	191,989	197,826

Total liabilities and shareholders’ equity	$378,492	$378,398

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2006	2005	2006	2005
Net revenues	$62,237	$71,513	$236,117	$250,172
Cost of revenues	22,093	22,946	96,918	84,466

Gross profit	40,144	48,567	139,199	165,706

Operating expenses:
Selling, general and administrative	23,350	20,023	87,010	70,742
Research and development	14,832	14,224	61,154	50,072
Amortization of acquired intangible assets	1,756	466	7,976	2,353
In-process research and development	—	—	548	—
Restructuring	79	—	1,952	—

Total operating expenses	40,017	34,713	158,640	123,167

Income (loss) from operations	127	13,854	(19,441)	42,539

Interest income	1,730	1,640	6,437	5,093
Interest expense	(1,006)	(1,003)	(4,102)	(4,166)
Other expense, net	(32)	(83)	(4)	(343)

Income (loss) before income taxes	819	14,408	(17,110)	43,123

Income tax (benefit) provision	7,161	4,323	(942)	12,937

Net (loss) income	$(6,342)	$10,085	$(16,168)	$30,186

Net (loss) income per share:
Basic	$(0.30)	$0.48	$(0.77)	$1.44

Diluted	$(0.30)	$0.41	$(0.77)	$1.25

Weighted average shares outstanding:
Basic	20,986	20,950	20,977	21,028

Diluted (1)	20,986	25,828	20,977	25,970

ABOVE PREPARED IN ACCORDANCE WITH GAAP

ADDITIONAL SUPPLEMENTAL INFORMATION:

UNAUDITED NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2006	2005	2006	2005
Net revenues	$62,237	$71,513	$236,117	$250,172
Cost of revenues (a) (b)	21,977	22,946	90,914	84,466

Gross profit	40,260	48,567	145,203	165,706

Operating expenses:
Selling, general and administrative	21,485	20,023	79,896	70,742
Research and development	13,959	14,224	58,772	50,072

Total operating expenses (a) (b) (c) (d) (e)	35,444	34,247	138,668	120,814

Income from operations (a) (b) (c) (d) (e)	4,816	14,320	6,535	44,892

Interest income	1,730	1,640	6,437	5,093
Interest expense	(1,006)	(1,003)	(4,102)	(4,166)
Other expense, net	(32)	(83)	(4)	(343)

Income before income taxes (a) (b) (c) (d) (e)	5,508	14,874	8,866	45,476

Income tax provision (f) (g)	1,652	4,462	2,660	13,643

Net income	$3,856	$10,412	$6,206	$31,833

Net income per share:
Basic	$0.18	$0.50	$0.30	$1.51

Diluted	$0.18	$0.43	$0.29	$1.32

Weighted average shares outstanding:
Basic	20,986	20,950	20,977	21,028

Diluted (1)	25,364	25,828	21,252	25,970

A reconciliation between net income (loss) on a GAAP

basis and non-GAAP net income (loss) is as follows:

	Three months ended June 30,		Year ended June 30,
	2006	2005	2006	2005
GAAP net (loss) income	$(6,342)	$10,085	$(16,168)	$30,186
(a) Stock-based compensation:
Cost of revenues	116	—	648	—
Selling, general and administrative	1,865	—	7,114	—
Research and development	873	—	2,382	—
(b) Inventory writedown	—	—	5,356	—
(c) Amortization of acquired intangible assets	1,756	466	7,976	2,353
(d) In-process research and development	—	—	548	—
(e) Restructuring	79	—	1,952	—
(f) Tax valuation allowance	5,341	—	5,341	—
(g) Income tax effect	168	(139)	(8,943)	(706)

Non-GAAP net income	$3,856	$10,412	$6,206	$31,833

(1)	Under GAAP, when calculating diluted earnings per share, convertible debt must be assumed to have converted if the effect on EPS would be dilutive. For Mercury, dilution occurs when net income is $4.0 million per quarter (using a 6% GAAP effective tax rate). Accordingly, for the three and twelve months ended June 30, 2006, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive. For the three and twelve months ended June 30, 2005, diluted shares assume the conversion of the convertible debt as the effect would be dilutive. Accordingly, for the three and twelve months ended June 30, 2005, 4.1 million shares have been included in diluted shares and $0.6 million and $2.4 million of net interest expense and deferred financing costs have been added back to net income for the diluted earnings per share calculation

On a non-GAAP basis dilution occurs when net income is $3.0 million per quarter (using a 30% non-GAAP effective tax rate). Accordingly, for the three months ended June 30, 2006, diluted shares assume the conversion of the convertible debt as the effect would be dilutive. Accordingly, 4.1 million shares have been included in diluted shares and $0.6 million of net interest expense and deferred financing costs have been added back to net income for the diluted earnings per share calculation. On a non-GAAP basis for the twelve months ended June 30, 2006, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive. On a non-GAAP basis for the three and twelve months ended June 30, 2005 diluted shares assume the conversion of the convertible debt as the effect would be dilutive. Accordingly, on a non-GAAP basis, 4.1 million shares have been included in diluted shares and $0.6 and $2.4 million of net interest expense and deferred financing costs have been added back to net income for the diluted earnings per share calculation.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,		Year ended June 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net (loss) income	$(6,342)	$10,085	$(16,168)	$30,186
Depreciation and amortization	4,157	2,752	17,560	10,573
Other and non-cash items, net	1,841	821	5,547	3,778
Changes in operating assets and liabilities	(3,317)	(8,745)	15,114	(6,551)

Net cash provided by (used in) operating activities	(3,661)	4,913	22,053	37,986

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	(1,585)	11,986	45,520	34,694
Purchases of property and equipment	(3,034)	(4,027)	(11,403)	(11,409)
Acquisition of businesses, net of cash acquired	—	—	(67,507)	(16,184)
Acquisition of intellectual property license	—	—	(2,000)	—

Net cash provided by (used in) investing activities	(4,619)	7,959	(35,390)	7,101

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	807	1,336	5,918	6,145
Repurchases of common stock	—	—	(12,285)	(24,966)
Payments of principal under notes payable	(213)	(206)	(866)	(1,447)
Gross tax windfall from stock-based compensation	277	—	581	—

Net cash provided by (used in) financing activities	871	1,130	(6,652)	(20,268)

Effect of exchange rate changes on cash and cash equivalents	(105)	(124)	(171)	(371)

Net increase (decrease) in cash and cash equivalents	(7,514)	13,878	(20,160)	24,448

Cash and cash equivalents at beginning of period	30,497	29,265	43,143	18,695

Cash and cash equivalents at end of period	$22,983	$43,143	$22,983	$43,143